Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Financial Results for Third Quarter 2010

Core business performance continues to improve

Higher loan charge-offs reflect asset dispositions

BIRMINGHAM, Ala. – (BUSINESS WIRE) – October 26, 2010 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending September 30, 2010.

Key points for the quarter included:

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Loss of 17 cents per diluted share for the quarter ended September 30, 2010, compared to a loss of 37 cents per diluted share for the quarter ended September 30, 2009. The current quarter’s loss reflects elevated disposition of problem assets and continued de-risking of the balance sheet

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Asset dispositions, which include assets transferred to held for sale, totaled $1.0 billion in the third quarter, including a $350 million bulk sale of distressed assets; charge-offs associated with all asset dispositions totaled $233 million in the quarter

•	Total net loan charge-offs increased $108 million linked quarter to $759 million, or 3.52 percent of average loans; loan loss provision essentially matched net charge-offs

•	Non-performing loans, excluding loans held for sale, declined $101 million or 3 percent, driving a 5 percent overall decline in non-performing assets

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Pre-tax pre-provision net revenue (“PPNR”) totaled $454 million in the third quarter, a $32 million decline versus the prior quarter’s $486 million, excluding the regulatory charge. The decline reflects the impact of higher credit-related costs and the impact of Regulation E; versus the third quarter of 2009, adjusted PPNR increased 11 percent (see non-GAAP reconciliation in Financial Supplement).

•	Net interest income rose $12 million or 1 percent resulting in a 9 basis point improvement in the net interest margin to 2.96 percent

•	Funding mix continues to improve resulting in third quarter total deposit costs declining 9 basis points to 0.70 percent

•	On track to open more than one million new business and consumer checking accounts this year, exceeding 2009’s record level

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Period end loans outstanding declined approximately $1.5 billion or 2 percent during the quarter, reflecting the company’s efforts to reduce investor real estate exposure. Notably, commercial and industrial balances increased $405 million between quarters.

•	Maximum loss potential from Gulf oil spill now estimated at $20 million, sharply less than the initial $100 million estimate

•	Solid capital with a Tier 1 Capital ratio estimated at 12.1 percent and a Tier 1 Common ratio estimated at 7.6 percent

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

Earnings Highlights

	Three months ended:
(In millions. except per share data)	September 30, 2010		June 30, 2010		September 30, 2009
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income	$868		$856		$845
Non-interest income*	750		756		772
Regulatory charge	—		200		—
Non-interest expense, excluding regulatory charge**	1,163		1,126		1,243
Pre-tax pre-provision net revenue	455		286		374
Provision for loan losses	760		651		1,025
Net income (loss)	($155)	($0.13)	($277)	($0.23)	($377)	($0.32)
Preferred dividends and accretion	54	(0.04)	58	(0.05)	60	(0.05)
Net income (loss) available to common shareholders	($209)	($0.17)	($335)	($0.28)	($437)	($0.37)
GAAP to Non-GAAP Reconciliation
Net income (loss) available to common shareholders (GAAP)	($209)	($0.17)	($335)	($0.28)	($437)	($0.37)
Regulatory charge***	—	—	200	0.17	—	—
Net income (loss) available to common shareholders, excluding regulatory charge (Non-GAAP)***	($209)	($0.17)	($135)	($0.11)	($437)	($0.37)
Key ratios ****
Net interest margin (FTE)	2.96%		2.87%		2.73%
Tier 1 Capital	12.1%		12.0%		12.2%
Tier 1 Common risk-based ratio (non-GAAP)***	7.6%		7.7%		7.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)***	6.13%		6.26%		6.56%
Tangible common book value per share (non-GAAP)***	$6.22		$6.45		$7.40
Asset quality
Allowance for loan losses as % of net loans	3.77%		3.71%		2.83%
Net charge-offs as % of average net loans~	3.52%		2.99%		2.86%
Non-performing assets as % of loans and other real estate	4.98%		4.94%		4.40%
Non-performing assets as % of loans and other real estate (excluding loans held for sale)	4.52%		4.65%		3.99%
Non-performing assets (including 90+ past due) as % of loans and other real estate	5.68%		5.65%		5.08%
Non-performing assets (including 90+ past due) as % of loans and other real estate (excluding loans held for sale)	5.21%		5.35%		4.68%

*	Quarter ended September 30, 2009, reflects $4 million related to leveraged lease transactions, which was offset by $4 million of incremental tax expense.
**	Quarter ended September 30, 2009, reflects $41 million related to branch consolidation costs.
***	See “Use of non-GAAP financial measures” at the end of this release.
****	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized

Fragile economy drives prudent actions to reduce risk; core business performance improves

Regions’ 2010 third quarter loss available to common shareholders of $209 million, or 17 cents per diluted share, reflects actions taken to identify and dispose of problem assets. Despite elevated credit costs, third quarter results show continued momentum in the company’s core business performance, as pre-tax pre-provision net revenue (“PPNR”) rose by 11 percent, year-over-year, on an adjusted basis (see non-GAAP reconciliation in Financial Supplement). Additionally, net interest income and the resulting net interest margin continued to improve, the pace of loan decline slowed and customers opened new checking accounts at a record pace.

“Although the economic recovery in most of our markets remains slow and uneven, we remain committed to returning Regions to sustainable profitability as quickly and prudently as possible and believe this quarter’s actions to dispose of problem assets will help us achieve our goal” said Grayson Hall, president and chief executive officer. “However, we remain cautious due to the slow pace of economic recovery.”

Focus on problem assets; continued de-risking of balance sheet

The Company’s proactive sales efforts remain a key element of its risk management strategy. The company sold approximately $350 million in a bulk sale of distressed property in the third quarter, including both loans and Other Real Estate Owned (“OREO”), resulting in $108 million of associated charge-offs and $30 million losses recorded as non-interest expense. Including the bulk sale, Regions sold or transferred to held for sale assets totaling approximately $1.0 billion in the quarter ended September 30, 2010, further contributing to the linked quarter rise in net charge-offs and non-interest expense.

The provision for loan losses essentially equaled net charge-offs at $760 million, increasing from $651 million, and was an annualized 3.52 percent of average loans. The loan loss allowance coverage of non-performing loans was 0.94x at September 30, 2010 while the allowance for loan losses to net loan ratio increased to 3.77 percent.

Non-performing loans, excluding loans held for sale, declined $101 million or 3 percent versus the previous quarter, and were the primary driver of an overall decline in non-performing assets. Nevertheless, inflows of non-performing assets were elevated, reflecting the slow pace of economic recovery. Importantly, an increasing and substantial portion of new non-performing loan inflows was attributable to loans that are paying as agreed, and internally risk-rated problems loans declined on a linked quarter basis.

Funding mix improves; Net interest margin continues to expand

Regions’ funding mix and costs continued to improve, driving third quarter’s net interest income and net interest margin higher. Net interest income rose $12 million in the third quarter, as improving deposit costs continued to benefit the net interest margin, which strengthened 9 basis points linked quarter to 2.96 percent. The company has approximately $11.4 billion of CDs maturing over the next 9 months which will be re-priced to market rates as they mature. These CDs currently carry an average 2.10 percent interest rate, enabling a further future reduction in overall deposit cost. The company’s emphasis on improving deposit mix and costs is expected to result in additional margin improvement going forward. In keeping with our overall balance sheet management strategy, total deposits declined in the third quarter, as $2.1 billion of higher-interest rate CDs matured and balance run-off occurred as rates were reduced to market levels. Low cost deposits increased $854 million during the quarter and the loan to deposit ratio was 89 percent at September 30, 2010.

Continued emphasis on the customer; lending remains a primary focus

Customer focus is the top priority within the company’s strategic growth plan. The company’s success has been validated by Gallup, which has identified Regions as a top-decile performer in customer loyalty. Attention to service quality and loyalty continued to pay off in the third quarter, as demonstrated by new checking account sales. The company is on track to open more than one million new business and consumer checking accounts this year, exceeding 2009’s record level.

While maintaining a clear focus on reducing the overall cost of deposits during late 2009 and into 2010, Regions was successful in improving its market position. According to the data provided in the Federal Deposit Insurance Corporation’s recently released Summary of Deposits analysis, Regions’ deposit growth ranked 1st amongst its peer group and 7th among the 25 largest U.S. banks. Further, the company grew market share in 6 of the 16 states in which it operates and in 15 of the company’s top 25 MSAs.

Total average loans declined 2 percent versus the second quarter – a slower decline as compared to recent quarters - attributed to portfolio de-risking efforts, particularly involving investor real estate. However, the company remains focused on generating quality, profitable loans for businesses and consumers as evidenced by the 2 percent growth in the company’s middle market commercial and industrial loan portfolio.

Regions’ investment in commercial and industrial segments, such as energy, healthcare, franchise restaurant and transportation, is generating new lending opportunities. In addition, Regions is leveraging its broad branch network and its number 3 national small business lender ranking, per the Small Business Administration, to grow relationships to small businesses, which represent an important segment of the economy. As for consumers, the company is continuing to emphasize mortgage and direct lending, leveraging the strength of its extensive branch network.

The company has also continued to assist borrowers in need with its Customer Assistance Program. Since inception, approximately 16,500 consumer real estate loans have been restructured while more than 30,000 homeowners have received some type of assistance. As a result, Regions’ foreclosure rate is less than half the national average.

In addition, Regions has remained an active lender in the current environment, having made new or renewed loan commitments totaling $15.5 billion during the third quarter of 2010, primarily driven by residential first mortgage production and lending to commercial customers, including those operating small businesses.

•	35,478 home loans and other lending to consumers totaling $2.9 billion

•	10,597 commitments totaling $1.9 billion to small businesses and $10.7 billion to other commercial customers

Steady non-interest revenue

Non-interest revenues decreased 1 percent on a linked quarter basis, primarily driven lower by implementation of Regulation E. However, the actual impact from Regulation E changes, previously estimated at $72 million for the second half of 2010, will be less adverse than previously projected. This impact is now expected to be between $50 million and $60 million, with approximately $16 million being reflected in the current quarter. This performance and the continued adoption of overdraft protection services indicate customers find value in these services.

Heavy refinancing activity was the primary source of mortgage revenue this quarter, a result of the low interest rate environment. Of the total $2.4 billion in originations, 67 percent represented refinance activity, up from second quarter’s 41 percent.

Morgan Keegan’s brokerage revenues were solid, up 6 percent versus the previous quarter, reflecting continued private client and fixed income strength. Fixed income revenue was especially strong, increasing 13 percent linked quarter, driven higher by customers’ increasing demand for short-term securities.

Increase in non-interest expenses driven by credit-related costs

Excluding prior quarter’s regulatory charge, total non-interest expense increased $37 million or 3 percent versus the second quarter. This increase was driven by a $31 million linked quarter rise in OREO expense and held-for-sale costs, $30 million of which was attributable to the previously described bulk asset sales. Credit-related headwinds such as these are expected to continue to impact the bottom-line for the foreseeable future. Despite these costs, the company continues to control discretionary expenses and work to improve its operating efficiency.

Gulf oil spill

The company continues to monitor the situation in the Gulf coast area and its potential financial impact to the company. Based on updated stress testing conducted this quarter and discussions with our borrowers, the company has lowered its estimate of potential future losses to be a maximum of $20 million, significantly less than its initial estimate of $100 million.

Regulatory reform

The passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act has to a large extent reshaped the financial services industry landscape. As final regulations for implementing this reform are written, providing greater clarity, the company will make appropriate adjustments to its business model. These are likely to include changes in pricing services and products, taking into account both value provided and related costs. As a result, the company expects there will be material price adjustments on its services and products going forward.

With respect to the new Consumer Financial Protection Bureau, Regions believes the bureau has the opportunity to simplify consumer disclosures and provide customers with an easier way to understand costs and compare products and services among both banks and non-bank financial services companies. The company supports changes that bring non-bank competitors under the same regulations it adheres to, reduces the complexity of required disclosures, and results in customers receiving information that is clear and concise.

Strong capital position

As of September 30, 2010, Tier 1 Capital stands at an estimated 12.1 percent, while the estimated Tier 1 Common ratio is 7.6 percent, compared to 12.0 percent and 7.7 percent, respectively, for the previous quarter (see non-GAAP discussion).

Recently proposed Basel III rules, which will be phased in over the next several years beginning in 2013, will impact the entire financial services industry, including Regions. Basel III is expected to have minimal impact on the company, as the company’s Tier 1 common ratio is projected to be above Basel III’s minimum 7 percent guideline. Regions is also expected to be well positioned with respect to the Liquidity Coverage Ratio. However, there is still need for some clarification of the Basel III rules and implementation by U.S. banking regulators, so the ultimate impact on Regions is not completely known at this point.

About Regions Financial Corporation

Regions Financial Corporation, with $133 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

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Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts and hurricanes, and the effects of the Gulf of Mexico oil spill.

•	Regions’ ability to maintain favorable ratings from rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Forms 10-Q for the quarters ended June 30, 2010 and March 31, 2010, as on file with the Securities and Exchange Commission.

Use of non-GAAP financial measures

Page two of this earnings release presents computation of earnings and certain other financial measures excluding regulatory charge (non-GAAP), tier 1 common risk-based ratio and tangible common equity. Page seven of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders equity, as well as the Tier 1 common risk-based ratio. Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. the regulatory charge is a reduction in earnings and stockholders’ equity).

See page 10 of the supplement to this earnings release for computation of pre-tax pre-provision net revenue (GAAP) to adjusted pre-tax pre-provision net revenue (non-GAAP). See pages 27 and 28 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 4) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP) 5) a reconciliation of total revenue (GAAP) to adjusted total revenue (non-GAAP) and 6) a computation of the efficiency ratio (non-GAAP).

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